Exhibit 99.2

Dear Financial Advisor:

You are certainly aware of the public discussion and attention on our industry from various regulatory authorities regarding producer compensation and disclosure to customers. As our President and CEO, Tom Watjen, announced last fall, UnumProvident is firmly committed to disclosure of producer compensation and will make every effort to provide you and your clients with all relevant producer compensation information.

Since last fall we have been reviewing all of our compensation programs and disclosure policies. Although we have generally found our programs and policies to be acceptable, we are making several changes to enhance disclosure and avoid even the appearance of any conflict of interest. We believe these changes will better assist you in fulfilling your responsibility to make appropriate compensation disclosure.

These changes are being implemented over the next two months:

•	All of our proposals, Group applications, and Supplemental Offer letters will contain a notice informing the customer of our disclosure policy and that you, as the customer’s advisor, should provide that disclosure.

•	As an alternative source of information, customers may view our standard producer compensation programs on our website, www.unumprovident.com, beginning in May. If customers prefer, they may contact our Producer Compensation Services area directly at 1-800-633-7491.

•	In those situations where the customer is paying a fee to the producer, and we are separately asked to pay the producer a commission, bonus, or override under our available compensation programs, we will be requiring written approval from the customer. This is in accordance with the currently proposed NAIC model regulation.

•	We will be amending all of our producer contracts to reflect compliance with both our disclosure policy and all applicable laws and regulations.

•	Sales contests for producers and producer conferences based upon production qualification will be discontinued. We will, however, continue our invitation-based Producer Forums focused on training and education.

•	Although historically very limited in scope, we will no longer make loans to producers or engage in new equity investments in brokerage firms.

•	Internally, we have enhanced controls in our Underwriting and our Producer Compensation areas to ensure that our policies and procedures for quoting and underwriting business as well as for compensation and disclosure are followed consistently.

In addition, the Department of Labor has just issued further clarification about form 5500 reporting for ERISA-qualified business. That notice requires that all insurers report all compensation, including bonuses, overrides, or fees, at a case level to the customer.

We are in the process of reviewing our systems and procedures in order to provide this additional information to customers as soon as possible. As we implement this change, we will provide you and your customers with additional information. If you have specific questions regarding producer compensation and disclosure, please feel free to contact your local UnumProvident representative or call our Producer Compensation Services area directly at 1-800-633-7491.

This is certainly a challenging time for our industry, but we believe these changes to enhance disclosure and transparency will allow customers to make informed buying decisions. We appreciate the business you have placed with us and your support as we make these changes to better serve our customers.

Sincerely,

/s/ Joseph R. Foley
Joseph R. Foley
Senior Vice President